Exhibit 10.1

SHARE SALE AGREEMENT

THIS SHARE SALE AGREEMENT (the “Agreement”) is made and entered into as of October 12, 2010, by and between the sellers set forth on Schedule 1, attached hereto and incorporated herein (collectively, the ”Sellers”) and Lim Kok Cheang, a citizen of Malaysia having an address at 1676, Jalan Chew Boon Khye, Berapit, 14000 Bukit Mertajam, Malaysia (“Buyer”), with respect to the sale of shares of capital stock of Rohat Resources, Inc., a Nevada corporation (the “Company”).

1. Sale and Transfer of Shares.   Subject to the terms and conditions of this Agreement, the Sellers hereby sell and transfer to the Buyer and his designees as stated in Schedule 2 attached hereto, and the Buyer hereby purchases and accepts the transfer of 5,237,297 shares of Common Stock of the Company (the “Sale Shares”), from the Sellers at a purchase price of $0.11456 per share, for aggregate consideration of Six Hundred Thousand United States Dollars ($600,000) (the “Total Purchase Price”).

2.Appointment of Escrow Agent. In connection with the sale and purchase of the Sale Shares, the Sellers and the Buyer shall enter into and be bound by the terms of that certain Escrow Agreement, within three (3) days from the date of this Agreement, by and among the Buyer, the Sellers and the Escrow Agent (the “Escrow Agreement”), a copy of which is attached hereto and incorporated herein as Schedule 3.  Undefined capitalized terms used herein shall have the meanings ascribed to them in the Escrow Agreement.

3. Representations, Warranties and Acknowledgments of the Buyer.  The Buyer hereby represents, warrants, acknowledges and agrees that:

3.1 Buyer Account.  The Buyer is purchasing the Shares for its own account and the accounts of the designees as stated in Schedule 2 hereto attached, and not directly or indirectly for the account of any other person.  The Buyer is not purchasing the Shares with a view to distribution or resale thereof except in compliance with the Securities Act of 1933, as amended (the “Act”) and any applicable state securities laws.  The Buyer is not a party to any contract, undertaking, agreement or arrangement with any person other than the designees as stated in Schedule 2 hereto attached to sell, transfer, encumber, pledge, hypothecate or grant participations to such person or to any third person, with respect to any of the Shares.

3.2 Restricted Shares.

3.2.1 The Buyer understands that 3,658,348 shares of the Sale Shares have not been registered under the Act, in reliance on an exemption therefrom for transactions not involving any public offering (the “Restricted Shares”).  The Restricted Shares are restricted securities as such term is defined in Rule 144 promulgated under the Act and may be resold without registration under the Act and the applicable rules and regulations under the Act only in very limited circumstances.  To the knowledge of the Sellers, the Company has made no agreements, covenants or undertakings whatsoever to register any of the Restricted Shares under the Act and there can be no assurance that the Company will enter into such agreements, covenants or undertakings.  The Sellers make no representations, warranties or covenants whatsoever regarding the availability of any exemption from registration under the Act, including, without limitation, any exemption for limited sales in routine brokers' transactions pursuant to Rule 144 under the Act, to this or any subsequent transfer.  Any such exemption pursuant to Rule 144, if available at all, will not be available unless: (i) a public trading market then exists in the Company's Common Stock, (ii) adequate information as to the Company's financial and other affairs and operations is then available to the public, and (iii) all other terms and conditions of Rule 144 have been satisfied.

3.2.2 The Buyer understands that the Restricted Shares have not been approved or disapproved by the Securities and Exchange Commission or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to the Buyer by the Sellers or the Company.  No federal or state governmental agency has passed on or made any recommendation or endorsement of the Restricted Shares or an investment in the Company.

3.2.3 The Buyer agrees that all offers and sales of the Sale Shares shall be made in accordance with the terms and provisions of this Agreement and the Act, including without limitation, Rule 144 promulgated under the Act, pursuant to a registration of the Restricted Shares under the Act, or pursuant to an available exemption from the registration requirements of the Act.  The Buyer recognizes and agrees that there currently is no public trading market for the Sale Shares and that there can be no assurance that such a public trading market will develop.  As a result, the Buyer may be unable to sell or dispose of its interest in the Company and must be able to bear the economic risk of holding the Sale Shares indefinitely.

3.3 Accredited Investor.  The Buyer is an accredited investor as such term is defined in Rule 501 promulgated under the Act.

3.4 Access to Information. The Buyer confirms that all requested document, records, and books pertaining to the investment in the Company and its proposed business have been and will be , inaccordance to the terms and conditions stipulated in the Escrow Agreement, made available to the Buyer for review.  The Buyer has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of the Company with respect to the transfer, the Sale Shares and this Agreement and with respect to the business, affairs, financial condition and results of operations of the Company.  The Buyer has had access to financial and other information about the Company in connection with this investment.

3.5 Pre-Existing Relationship. The Buyer has either (i) a pre-existing relationship with the Company or one or more of its officers or directors consisting of personal or business contacts of a nature and duration which enable the Buyer to be aware of the character, business acumen and general business and financial circumstances of the Company or the officer or director with whom such relationship exists or (ii) such business or financial expertise to protect the Buyer’s own interests in connection with the purchase of the Sale Shares.

3.6 No Solicitation.  The Buyer has not been presented with or solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of advertising concerning the Sale Shares or the Company.

3.7 No Representations.  Except for the representations set forth in this Agreement, the Buyer has received no representations or warranties from the Sellers, the Company, or any of their directors, officers, agents or representatives thereof.  In purchasing the Sale Shares, the Buyer is relying solely on the investigations made by the Buyer.

3.8 Experience. The Buyer understands the risks and other considerations related to the Buyer by the Buyer of the Shares, and the Buyer has such knowledge and experience financial and business matters that the Buyer (alone or with the aid of the investment advisors of the Buyer) is capable of evaluating the merits and risks of purchasing the Shares.

3.9 Economic Risk. The Buyer is able to bear the economic risk of an investment in the Company, has the ability to hold the Sale Shares indefinitely, the Buyer’s overall commitment to investments which are not readily marketable (such as the Restricted Shares) is not disproportionate to the Buyer’s net worth, and the Buyer has the financial ability to suffer a complete loss of the Buyer’s investment in the Sale Shares.

3.10 Advisors.  The Buyer has consulted with the Buyer’s own advisor(s) with respect to this Agreement and the transfer, ownership and disposition of the Sale Shares and has not relied on any advice from any of the Sellers or any of their officers, directors, agents or representatives, including any advice regarding the potential tax consequences to the Buyer of purchasing the Sale Shares, from the Sellers.  The Buyer assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with such Sale Shares.

3.11 Power and Authority; No Conflicts. The Buyer has all requisite power, authority, and capacity to purchase and hold the Sale Shares and to execute, deliver, and comply with the terms of this Agreement, and such execution, delivery, and compliance does not conflict with or constitute a default under any instruments governing the Buyer, any Law, or Order, or any agreement to which the Buyer is a party or by which the Buyer may be bound.

3.12 Reliance; Indemnification. The Buyer understands the meaning and legal consequences of the Buyer’s representations, warranties, covenants, and other agreements contained in this Agreement, and the Buyer understands that the Sellers have relied upon such representations, warranties, covenants, and agreements, including those with respect to compliance with applicable securities laws, rules, and regulations, and the Buyer hereby agrees to indemnify and hold harmless the Sellers and their respective directors, officers, agents, representatives, attorneys, and employees, from and against any and all loss, damage, or liability, together with all costs and expenses (including attorneys' fees and disbursements), which any of them may incur by reason of (a) any breach of any of the representations, warranties, covenants, or agreements of the Buyer contained in this Agreement, or (b) any false, misleading, incomplete, or inaccurate information contained in this Agreement executed by the Buyer. All representations, warranties, and covenants contained in this Agreement, and the indemnification contained in this Section 2.12, shall survive the termination of this Agreement.

3.13 Stop-Transfer Orders. The Buyer agrees that, in order to ensure compliance with the restrictions referred to herein: (i) the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records; and (ii) the Company shall not be required (1) to transfer on its books any Sale Shares that have been sold or otherwise transferred in violation of this Agreement or (1) to treat as the owner of such Sale Shares or to accord the right to vote or pay dividends to any transferee to whom such Sale Shares shall have been so transferred.

3.14 Legends. All certificates evidencing the Restricted Shares subject to this Agreement shall, during the term of this Agreement, bear such restrictive legends as the Company and the Company’s counsel deem necessary or advisable under applicable law or pursuant to this Agreement.

4. Representations and Warranties of the Sellers.  Each of the Sellers, severally and not jointly, represent to the Buyer with respect to itself only, that the share certificates and the duly executed irrevocable stock powers delivered by the Sellers to the Buyer through the Escrow Agent (hereinafter and therein in the Escrow Agreement referred to as “the Certificates And Stock Powers”) at the closing of this Agreement will be valid and binding obligations of the Sellers, enforceable in accordance with their respective terms, and will effectively vest in the Sellers good, valid and marketable title to all the Sale Shares to be transferred to the Buyer and his designees pursuant to and as contemplated by this Agreement free and clear of any and all liens except those set forth or created by this Agreement.  Each of the Sellers, severally and not jointly, represents and warrants with respect to itself only that all actions necessary for the transfer of the Sale Shares as described herein have been or shall be taken in accordance to the terms and conditions as stipulated in the Escrow Agreement, and that such transfer has been duly authorized pursuant to its Articles of Organization and limited liability company agreement.  This Agreement will be deemed closed upon the earlier to occur of (i) the Sellers receiving the Total Purchase Price and the Buyer receiving all the Corporate Documents, the Resignation Letter and the  Certificates And Powers as stated in the Escrow Agreement, or (ii) the delivery written instruction to the Escrow Agent by or on behalf of the Buyer and the Sellers pursuant to Section 9 of the Escrow Agreement. This Agreement will be deemed terminated upon the refund of the First Escrow Money (as defined in the Escrow Agreement) to the Buyer by the Escrow Agent in accordance to the terms and conditions of the Escrow Agreement.

5. Certain Definitions.

5.1 “Governmental Authority” means any United States or foreign government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign

5.2 “Law” shall mean any constitutional provision or any statute or other law, rule or regulation of any Governmental Authority, and any decree, injunction, judgment, order, ruling, assessment or writ.

5.3 “Order” shall mean any award, decision, injunction, judgment, order, decree, ruling, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or by any arbitrator.

6. Miscellaneous Provisions.

6.1 Notices. All notices, demands, consents, approvals, requests and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly and sufficiently given only if (a) personally delivered with proof of delivery thereof (any notice or communication so delivered being deemed to have been received at the time so delivered), or (b) sent by Federal Express (or other similar overnight courier) (any notice or communication so delivered being deemed to have been received only when delivered), (c) sent by telecopier or facsimile (any notice or communication so delivered being deemed to have been received if a copy is also delivered by one of the other means of delivery and shall be deemed to have been received (i) on the business day so sent, if so sent prior to 4:00 p.m. (based upon the recipient's time) of the business day so sent, and (ii) on the business day following the day so sent, if so sent on a non-business day or on or after 4:00 p.m. (based upon the recipient's time) of the business day so sent (unless actually received by the addressee on the day so sent)), or (d) sent by United States registered or certified mail, postage prepaid, at a post office regularly maintained by the United States Postal Service (any notice or communication so sent being deemed to have been received only when delivered), in any such case addressed to the respective parties as follows:

If to the Buyer: Lim Kok Cheang, 1676, Jalan Chew Boon Khye, Berapit, 14000 Bukit Mertajam, Malaysia.	If to the Sellers: c/o Intrepid Capital LLC 8491 Sunset Boulevard, Ste 368 West Hollywood, California 90069 Attention: Managing Director
or to such other address or party as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address or addresses shall only be effective upon receipt.

6.2 Binding Effect. This Agreement shall be binding upon the heirs, legal representatives and successors of the parties and shall inure to the benefit of the their respective successors and assigns; provided, however, that the Buyer may not assign any rights or obligation under this Agreement.

6.3 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts entered into and to be performed entirely within the State of Nevada by residents of the State of Nevada. Any action or proceeding arising out of or relating to this Agreement must be instituted in federal or state court in Clark County, Nevada.

6.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties pertaining to the Sale Shares and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties.

6.5 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.6 Entire Agreement; Enforcement of Rights.  This Agreement and the exhibits hereto sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement.  The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

6.7 Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

6.8 Construction.  This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

[signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Share Sale Agreement as of the date first above written.

Buyer ____________________________________ Lim Kok Cheang
Sellers INTREPID CAPITAL LLC By: _________________________________ Jeff Toghraie, Managing Director	GULF ASSET MANAGEMENT LLC By: _______________________________ Parvin M. Riazi
____________________________________ Ho Kam Cheong	____________________________________ Ling Macadam

Schedule 1

Sellers

Share Cert #	Name of Holder	Status	Number of Shares

247	Intrepid Capital LLC	Restricted	3,658,348
248	Gulf Asset Management LLC	Free trading	531,449
245	Ho Kam Cheong	Free trading	525,000
246	Ling Macadam	Free trading	522,500

			5,237,297

Schedule 2

Buyer and its Designees

Name	Buyer/Designee	Transferred From	Number of shares

LIM KOK CHEANG 1676, Jalan Chew Boon Khye, Berapit, 14000 Bukit Mertajam, Malaysia	Buyer	Interpid Capital LLC	3,658,348
ONG KOK MENG 17J, Lebuh Raya Batu Lanchang, 11600 Penang, Malaysia.	Buyer’s Designee	Gulf Asset Management LLC	531,449
TAY CHEE SEONG 15, Halaman York, 10450 Penang, Malaysia	Buyer’s Designee	Ling Macadam	522,500
LAW MEI YENG 114, Jalan Midah Besar, Taman Midah, Cheras, 56000 Kuala Lumpur, Malaysia	Buyer’s Designee	Ho Kam Cheong	262,500
NG WEI YEE 46, Jalan BU 3/5, Bandar Utama, 47800 Petaling Jaya, Selangor Darul Ehsan, Malaysia	Buyer’s Designee	Ho Kam Cheong	262,500
Total			5,237,297

Schedule 3
Escrow Agreement

THIS ESCROW AGREEMENT (“this Agreement”) is made as of October 14, 2010 by and between

(1)	Lim Kok Cheang, a Malaysia citizen having an address at 1676, Jalan Chew Boon Khye, Berapit, 14000 Bukit Mertajam, Malaysia (hereinafter referred to as the Buyer”);

(2)	The Sellers listed on Schedule 3, attached hereto and incorporated herein (hereinafter referred to as the Sellers”); and

(2)	CHAN, TANG & KWOK Solicitors, having its address at Suite 1912, 19/F, Asian House, 1 Hennessy Road, Hong Kong (hereinafter referred to as “the Escrow Agent”).

The Parties shall hereinafter be referred to as a “Party” individually and collectively “Parties”.

WHEREAS:

(A)
The Buyer and Sellers are parties to a Share Sale Agreement dated October 13, 2010 (hereinafter referred to as “the Share Sale Agreement”) and pursuant to which the Sellers will sell to the Buyer, and the Buyer will purchase from the Sellers, in aggregate 5,237,297 shares of common stock of Rohat Resources, Inc., a Nevada corporation (hereinafter referred to as “the Company”) (hereinafter referred to as “the Sale Shares”) in consideration of a sum of Six Hundred Thousand United States Dollars (US $600,000) (hereinafter referred to as “the Total Purchase Price”);

(B)	The number of the Sale Shares registered in the name of each of the respective Sellers are set out in Schedule 3 attached hereto; and

(C)
The Parties wish to appoint the Escrow Agent as their escrow agent to hold the total said sum of USD 600,000 together with any interest accrued thereon (if any) payable by the Buyer for the Total Purchase Price (hereinafter collectively referred to as “the Escrow Monies”) and to hold the books, records and documents, including board resolutions, certificate of good standing, article of incorporation, by-laws, shareholders record and capitalization report as at the date of the Share Sale Agreement which has been entered into by the Sellers and Buyer prior to the execution of this Agreement, and any other relevant corporate documents that are in the possession of the Company (hereinafter collectively referred to as the “the Corporate Documents”) along with the resignations of all the current directors and officers of the Company (hereinafter referred to as “the Resignation Letters”) and the Certificates And Powers (hereinafter defined), that are to be delivered by the Sellers in connection with the Share Sale Agreement.

NOW THEREFORE, the Parties agree as follows:-

1.
The Buyer shall remit to the Escrow Agent within seven (7) days from the signing of this Agreement by all Parties a sum of One Hundred Thousand United States Dollars (US$100,000), being part payment towards the Total Purchase Price (hereinafter referred to as “the First Escrow Money”) .

2.
For the purpose of holding the Escrow Monies, the Escrow Agent will be entitled to place the Escrow Monies in a separate bank account opened in name of the Escrow Agent (hereinafter referred to as “the Escrow Account”) with any licensed bank in Hong Kong (“the Bank”) as determined by the Escrow Agent absolutely from time to time during the term of this Agreement.

3.	The Sellers shall deliver to the Escrow Agent within seven (7) days from the signing of this Agreement by all Parties all the Corporate Documents as mentioned in Recital C above.

4.
The Escrow Agent shall notify the Buyer’s representative, Mr. Ng King Kau (hereinafter referred to as the “the Buyer Representative”), by email at kingkng@gmail.com, upon receipt of the Corporate Documents, for him to review and examine the Corporate Documents delivered by the Sellers at the office of the Escrow Agent.

5.
The Buyer Representative shall complete his review and examination of the Corporate Documents at the office of the Escrow Agent within seven (7) days from the date of notification by the Escrow Agent and shall forthwith notify the Escrow Agent, the Buyer and the Sellers whether the said Corporate Documents have been reviewed to his satisfaction (hereinafter referred to as “Satisfactory Review”) or not to his satisfaction (hereinafter referred to as “Unsatisfactory Review”).

6.
Upon receipt of the Buyer Representative’s notification of (i) his Satisfactory Review, the Buyer shall, within three (3) business days, remit to the Escrow Agent a sum of Five Hundred Thousand United States Dollars (US$500,000), being the balance sum payable towards the Total Purchase Price (hereinafter referred to as “the Final Escrow Money”); or (ii) his Unsatisfactory Review, the Escrow Agent shall, within three (3) business days, refund to the Buyer to a bank account as may be informed by the Buyer all the First Escrow Money paid by the Buyer pursuant to Section 1 above.

7.
Upon receipt of the said balance sum of Five Hundred Thousand United States Dollars (US$500,000) from the Buyer, the Escrow Agent shall notify the Sellers who shall deliver to the Escrow Agent certificates representing 5,237,297 shares of the common stock of the Company, together with the duly executed irrevocable stock powers with medallion guarantees (of if none exists, a notary stamped signature or other equivalent) transferring the said shares from the Sellers to the Buyer and his designees in the respective names and amounts as stated in Schedule 4 attached hereto (hereinafter and hereinbefore collectively referred to as “the Certificates And Powers”) along with the Resignation Letters and a board resolution dated one day before the date of the Resignation Letters approving the appointment of the Buyer, or its designee, as a director of the Company (hereinafter referred to as the “Board Resolution”).

8.
The Escrow Agent will within three (3) business days from the receipt from the Sellers of the Certificates And Powers representing 5,237,297 shares of the common stock of the Company and transferring all the said shares to the Buyer and his designees in the respective names and amounts as stated in Schedule 4 attached hereto, automatically, without the request of obtaining further instructions from the Parties, release:-

(i)
the Escrow Monies in full to the Sellers or their designee(s) as may be instructed by Intrepid Capital, LLC, in its capacity as the representative of all Sellers (hereinafter referred to as “the Sellers Representative”), to the Escrow Agent prior to the release of the Escrow Monies; and

(ii)
the Certificates And Powers and all the Corporate Documents along with the Resignation Letters and the Board Resolution to the Buyer Representative at the office of the Escrow Agent or by courier to an address as may be informed by the Buyer Representative to the Escrow Agent.

9.
Notwithstanding the foregoing, the Escrow Agent will also release (i) the Escrow Monies to the Sellers or their designee(s); and (ii) the Certificates And Powers, all the Corporate Documents, Resignation Letters and Board Resolution to the Buyer or the Buyer Representative upon receiving joint written instructions of the Buyer Representative and the Sellers Representative to such effect.  Such instructions will be given in the form attached hereto as Schedule 1 or otherwise ordered by a court of Hong Kong.

10.
The written instructions referred to in Clause 9 of this Agreement or required for the amendments to the terms and conditions of this Agreement as contemplated hereunder will be given by the Buyer Representative and the Sellers Representative for and on behalf of the Parties and duly signed by the Buyer Representative and the Sellers Representative (whose names and specimen signatures are set out in Schedule 2 attached hereto).

11.
The Escrow Agent will be entitled to assume the authenticity of any notice or other instructions served upon by the Buyer or the Buyer Representative and the Sellers or the Sellers Representative pursuant to the terms and conditions of this Agreement and to perform the Escrow Agent’s obligations hereunder or otherwise to act upon such notice or instructions (and in the case of notice or instructions given by fax, whether or not the Escrow Agent receives the originals thereof) which the Escrow Agent bona fide believes are given in accordance with this Agreement.

12.
In consideration of the Escrow Agent’s agreeing to hold (i) the Escrow Monies; and (ii) the Corporate Documents, the Resignation Letters, the Board Resolution and the Certificates And Powers (collectively referred to as “the Sellers’ Deliverables”) and upon the terms and conditions as set out herein, the Parties agree that:-

12.1
The Escrow Agent will not be responsible for any loss or damage occasioned to the sums for the time being standing to the credit of the Escrow Account or any part thereof or to the Sellers’ Deliverables or to any person by the exercise of any power or duty conferred on the Escrow Agent under this Agreement, and the Buyer and the Sellers will jointly and severally hold the Escrow Agent fully and effectually indemnified against all losses, claims, costs, charges and expenses which the Escrow Agent may suffer or incur as a consequence of the appointment or performance as escrow agent hereunder save that this indemnity will not apply in the event of the gross negligence, fraud, wilful misconduct or wilful default by the Escrow Agent as escrow agent in the performance of the Escrow Agent’s obligations hereunder;

12.2
The Escrow Agent may discharge any instruction to pay any sum out of the Escrow Account by instructing the Bank to do so and will not be responsible for the insolvency or bankruptcy of the Bank or for any delay or failure on the part of the Bank in executing such instruction or for any loss which any of us may suffer as a result of any default on the part of the Bank;

12.3
The Escrow Agent will not be liable in any way for failure or delay in carrying out the instructions made by the Parties, the Buyer Representative or the Sellers Representative hereunder directly or indirectly owing to any causes or circumstances beyond the Escrow Agent’s control including (without limitation) court orders, exchange control, governmental laws, delays, restrictions or revocations, typhoons or black rainstorm;

12.4
In the event that there are any conflicting instructions given from the Parties with respect to the Escrow Monies or the Sellers’ Deliverables or that the Escrow Agent are instructed to act in such manner which is not provided in this Agreement, the Escrow Agent’s duty under this Agreement will be fully discharged upon the Escrow Agent’s commencing interpleader proceedings in the High Court of Hong Kong and transmitting the Escrow Monies into such a court or depositing the Certificates And Powers at such a court, the full amount of the costs of which will be borne by the Buyer;

12.5
If any terms and conditions of this Agreement would but for this provision require the Escrow Agent to perform any obligation on a day other than a business day (business day being a day (excluding Saturday) on which banks in Hong Kong are generally open for business), the Escrow Agent will not be required to confirm or perform such obligation until the next following business day;

12.6
The Escrow Agent will not be obliged to comply with any instructions from any of the Parties in accordance with this Agreement if the Escrow Agent is served with an order made by a court restraining the Escrow Agent from doing so or requiring the Escrow Agent to deal with the Escrow Monies in any other way;

12.7
The Escrow Agent will be entitled to withhold or deduct any sum which it is obliged by law to so withhold or deduct (whether in respect of any liability to taxation or otherwise) in releasing any Escrow Monies or in making any payment out of the Escrow Account pursuant to this letter and to pay all bank charges, taxation and other liabilities referable to the operation of the Escrow Account out of the funds for the time being standing to the credit of the Escrow Account;

12.8	The Escrow Agent need not invest any of the monies standing to the credit of the Escrow Account in any particular way or obtain any particular rate of interest on them;

12.9
Save as provided herein, the Escrow Agent will have no duties, obligations and responsibilities in respect of the Escrow Monies or the Escrow Account other than to observe the provisions contained herein and to follow any joint written instructions from all of us received by the Escrow Agent in accordance with this Agreement; and

12.10
Notwithstanding anything contrary in this Agreement, the Escrow Agent will in its absolute discretion, without giving reasons and without any liability thereof, be entitled to discontinue acting in terms and conditions of this Agreement provided that the Escrow Agent gives prior written notice of not less than seven (7) days to all of the other Parties of its intention to terminate this Agreement, and upon receipt of such notice, such other Parties will undertake to assist in relation to such termination and give effect thereto by securing the appointment of such substitute escrow agent, or otherwise, as circumstances may require.

13.
This Agreement is irrevocable and cannot be amended without joint written instructions made by the Buyer Representative and the Sellers Representative and the express written consent of the Escrow Agent.  Such joint written instructions will be given in accordance with Clause 9 of this Agreement and will be countersigned by the Buyer Representative and the Sellers Representative.

14.
Any notice or other communication (including the joint written instructions under Clause 9 of this Agreement) to be given under this Agreement will be in writing and may be delivered personally or sent by prepaid letter (airmail if overseas) or facsimile transmission.  A notice will be sent to the addressee (marked for the attention of the appropriate person) at its address or facsimile number set out below or to such other address or facsimile number as may be notified by such addressee to the other party from time to time for the purposes of this Clause.  In this connection:-

14.1	The initial address and facsimile number of each of the Parties for the purposes of this letter are as follows:

14.1.1	Buyer

Address :   1676, Jalan Chew Boon Khye,
Berapit, 14000 Bukit Mertajam,
Malaysia.

email :  c/o kingkng@gmail.com

Attention :  Lim Kok Cheang

14.1.2	Sellers

Address :   c/o Sellers Representative
8491Sunset Boulevard, Ste. 369
West Hollywood, CA 90069

Fax : 323-962-1490

Attention : Jeff Toghraie

14.1.3	Escrow Agent

Address : Suite 1912, 19/F, Asian House, 1 Hennessy Road, Wanchai, Hong Kong

Fax : +852 2529 6202

Attention: Mr. Brian Chan

14.2	Notice will be deemed to have been served:

14.2.1	If personally delivered, at the time of delivery;

14.2.2
If posted, if to an addressee within the same country, two (2) working days (or if to an addressee in a different country, five (5) working days, when it will be sent airmail) after the envelope containing the notice was delivered into the custody of the postal authorities; and

14.2.3           If communicated by facsimile transmission, at the time of transmission;

14.2.4
In proving service, it will be sufficient to prove that personal delivery was made or that the envelope containing the notice was properly addressed and delivered into the custody of postal authorities authorised to accept the same, or if sent by facsimile, by receipt of automatic confirmation of transmission PROVIDED THAT a notice will not be deemed to be served if communicated by facsimile transmission which is not legible in all material respects; such transmission will be deemed to have been so legible if a request for retransmission is not made before the end of the next working day following the transmission.

14.2.5
In the case of delivery by hand or transmission by facsimile, such delivery or transmission occurs after 4 p.m. (local time) on a working day or on a day which is not a working day in the place of receipt, service will be deemed to occur at 9 a.m. (local time) on the next following working day in such place; and for this purpose, “working day” means a day on which banks are open for business in the ordinary course, other than Saturdays and Sundays and PROVIDED THAT no written notice to any Party will be deemed having been served on unless that Party has actually received such notice; and

15.
This Agreement may be signed or accepted in any number of counterparts, all of which taken together will constitute one and the same instrument.  Any party may enter into this Agreement by signing any such counterpart.

16.
This Agreement is governed by and will be construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) and each Party agrees to submit all disputes to the non-exclusive jurisdiction of the courts of Hong Kong.

IN WITNESS HEREOF, the Parties have caused this Agreement to be executed as of the date first hereinabove mentioned.

Buyer ____________________________________ Lim Kok Cheng	Escrow Agent For and on behalf of Chan, Tang & Kwok Solicitors
Sellers INTREPID CAPITAL LLC By: Jeff Toghraie, Managing Director	GULF ASSET MANAGEMENT LLC By: Parvin M. Riazi
____________________________________ Ho Kam Cheong	____________________________________ Ling Macadam

Schedule 1

Form of joint instruction from the Buyer and Sellers

To           :           Chan, Tang & Kwok Solicitors
Suite 1912, 19/F, Asian House,
1 Hennessy Road, Wanchai
Hong Kong

Attn        :           Mr. Brian Chan

Dear Sirs,

Re:
Escrow Agreement entered into by and between Interpid Capital LLC, Gulf Asset Management LLC, Ho Kam Cheong, Ling Macadam, Lim Kok Cheang and Chan, Tang & Kwok Solicitors dated October 14, 2010 (the “Escrow Agreement”)

We refer to the Escrow Agreement.

Unless the context otherwise requires, the terms and expressions as defined in the Escrow Agreement will have the same meaning when used herein.

We hereby irrevocably instruct you to effect payment out of the Escrow Account pursuant to the Escrow Agreement to the following person(s) as detailed below:-

Name(s) of Payee(s)	Amount(s) to be paid	Details of bank account(s) into which the amount(s) to be paid (if applicable)
Intrepid Capital LLC	USD600,000 (United States Dollars Six Hundred Thousand)	Intrepid Capital LLC will provide written instruction to Escrow Agent for remitting the Escrow Monies released by the Escrow Agent.

and to release the Certificates And Powers, all the Corporate Documents, Resignation Letters and Board Resolution to the Buyer.

Dated: _______________________

Buyer Representative ________________________________ Ng King Kau	Sellers Representative Intrepid Capital LLC By: ______________________________ Jeff Toghraie

Schedule 2

Part 1

Name of Buyer Representative	Specimen Signature(s)
Ng King Kau	__________________

Name of Sellers Representative	Specimen Signature(s)
Intrepid Capital, LLC By: Jeff Toghraie	__________________

Schedule 3

Sellers

Share Cert #	Name of Holder	Status	Number of Shares

247	Intrepid Capital LLC	Restricted	3,658,348
248	Gulf Asset Management LLC	Free trading	531,449
245	Ho Kam Cheong	Free trading	525,000
246	Ling Macadam	Free trading	522,500

			5,237,297

Schedule 4
Buyer and Designees

Name and Address	Buyer/Designee	Transferred From	Number of shares

LIM KOK CHEANG 1676, Jalan Chew Boon Khye, Berapit, 14000 Bukit Mertajam, Malaysia	Buyer	Interpid Capital LLC	3,658,348
ONG KOK MENG 17J, Lebuh Raya Batu Lanchang, 11600 Penang, Malaysia.	Buyer’s Designee	Gulf Asset Management LLC	531,449
TAY CHEE SEONG 15, Halaman York, 10450 Penang, Malaysia	Buyer’s Designee	Ling Macadam	522,500
LAW MEI YENG 114, Jalan Midah Besar, Taman Midah, Cheras, 56000 Kuala Lumpur, Malaysia	Buyer’s Designee	Ho Kam Cheong	262,500
NG WEI YEE 46, Jalan BU 3/5, Bandar Utama, 47800 Petaling Jaya, Selangor Darul Ehsan, Malaysia	Buyer’s Designee	Ho Kam Cheong	262,500
Total			5,237,297